Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

White River Holdings, Corp.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of White River Holdings, Corp. (the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations, stockholders deficit and cash flows for each of the two years in the period ended March 31, 2022 , and the related notes and schedule (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s Ability to Continue as a Going Concern

The accompanying combined consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and had an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The combined consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2020.

PCAOB ID 587

New York, NY

October 28, 2022

WHITE RIVER HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2022 AND 2021

	MARCH 31,	MARCH 31,
	2022	2021

ASSETS

CURRENT ASSETS:

Cash (including $251,050 and $250,413 restricted as of March 31, 2022 and 2021, respectively)	$251,050	$250,413
Accounts receivable, net of allowance of $208,713 as of March 31, 2022 and 2021, respectively	634,483	850,735
Inventories - Crude Oil	107,026	122,007
Prepaid expenses and other current assets	318,771	313,897

Total current assets	1,311,330	1,537,052

NON-CURRENT ASSETS:
Property and equipment, net	596,464	612,902
Right of use asset - operating lease	243,494	362,267
Oil and gas properties, full cost-method	6,626,793	12,352,479
Capitalized drilling costs, net of depletion	604,574	2,566,052
Other assets	14,760	14,760
Goodwill	2,100,374	2,100,374

Total non-current assets	10,186,459	18,008,834

TOTAL ASSETS	$11,497,789	$19,545,886

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$799,100	$2,868,448
Accrued liabilities	119,600	463,052
Due to parent	25,068,890	21,582,193
Cash overdraft	27,918	137,536
Current portion of lease liability - operating lease	155,263	145,078

Total current liabilities	26,170,771	25,196,307

NON-CURRENT LIABILITIES
Lease liability - operating lease, net of current portion	110,235	248,421
Asset retirement obligations	1,303,751	1,531,589

Total non-current liabilities	1,413,986	1,780,010

Total Liabilities	27,584,757	26,976,317

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.000001 par value, 1,000 shares authorized and no shares issued and outstanding	-	-
Common stock, $0.000001 par value, 100,000,000 shares authorized and 60,000,000 shares issued and outstanding	60	60
Additional paid in capital	591,947	2,325,731
Accumulated deficit	(16,678,975)	(9,756,222)
Total stockholders’ equity (deficit)	(16,086,968)	(7,430,431)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,497,789	$19,545,886

The accompanying notes are an integral part of these consolidated financial statements.

WHITE RIVER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

	MARCH 31,
	2022	2021

REVENUES	$5,046,559	$2,373,482

OPERATING EXPENSES
Salaries and salaries related costs	2,027,255	2,313,092
Professional and consulting fees	324,739	185,691
Oilfield costs, supplies and repairs	3,339,369	7,462,630
Selling, general and administrative costs	2,065,897	1,256,395
Depreciation, amortization, impairment, depletion, and accretion	6,218,183	958,141

Total operating expenses	13,975,443	12,175,949

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)	(8,928,884)	(9,802,467)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	2,954,109	(2,039,656)
Gain (loss) on exchange of warrants for common stock	-	2,322,234
Loss on conversion of long-term debt and accrued expenses	-	115,659
Loss on abandonment of oil and gas property	-	(109,407)
Gain on sale of oil and gas property and ARO	(885,796)	-
Interest expense, net of interest income	(62,182)	(242,585)
Total other income (expense)	2,006,131	46,245

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6,922,753)	(9,756,222)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(6,922,753)	$(9,756,222)

NET LOSS PER SHARE	$(0.12)	$(0.15)

WEIGHTED AVERAGE SHARES OUTSTANDING	60,000,000	60,000,000

The accompanying notes are an integral part of these consolidated financial statements.

WHITE RIVER HOLDINGS CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - March 31, 2020	-	$-	60,000,000	$60	$1,459,797	$-	$1,459,857

Cost allocations from Ecoark Holdings	-	-	-	-	865,934	-	865,934
Net loss for the year	-	-	-	-	-	(9,756,222)	(9,756,222)

Balance - March 31, 2021	-	-	60,000,000	60	2,325,731	(9,756,222)	(7,430,431)

Stock based compensation	-	-	-	-	-	-	-
Cost allocations from Ecoark Holdings	-	-	-	-	(1,733,784)	-	(1,733,784)
Net income (loss) for the period	-	-	-	-	-	(6,922,753)	(6,922,753)

Balance - March 31, 2022	-	$-	60,000,000	$60	$591,947	$(16,678,975)	$(16,086,968)

The accompanying notes are an integral part of these consolidated financial statements.

WHITE RIVER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

	MARCH 31,
	2022	2021

CASH FLOW FROM OPERATING ACTIVITIES FROM OPERATIONS
Net loss	$(6,922,753)	$(9,756,222)
Adjustments to reconcile net loss to net cash provided by operating activities
Home office allocation	(1,733,784)	865,934
Depreciation, amortization, depletion, and accretion	6,218,182	958,142
Share-based compensation	120,675	-
Bad debt, net of recovery	-	183,713
Loss on disposal of oil and gas property, ARO and fixed assets	681,808	-
Loss on abandonment of oil and gas property	-	109,407
Loss on conversion of debt and liabilities to common stock	-	2,439,969
Changes in assets and liabilities
Accounts receivable	216,252	(1,016,920)
Inventory	4,456	(122,007)
Prepaid expenses and other assets	(4,874)	(333,132)
Amortization of right of use asset - operating leases	118,773	79,246
Due to parent	3,366,022	13,265,294
Operating lease expense	(128,001)	(48,014)
Accrued payable and accrued liabilities	(2,412,275)	1,204,500
Total adjustments	6,447,234	17,586,132
Net cash provided by operating activities	(475,519)	7,829,910

CASH FLOWS FROM INVESTING ACTIVITES
Advance of note receivable	-	(275,000)
Purchases of oil and gas properties, net of asset retirement obligations	(303,500)	(3,215,060)
Drilling costs capitalized	-	(2,696,542)
Proceeds from the sale of fixed assets	5,032	-
Proceeds from the sale of oil and gas properties	906,274	-
Purchase of fixed assets	(22,032)	(220,283)
Net cash used in investing activities	585,774	(6,406,885)

CASH FLOWS FROM FINANCING ACTIVITES
Increase (decrease) in cash overdraft	(109,618)	137,536
Repayments of notes payable - related parties	-	(296,013)
Repayment to prior owners	-	(1,130,068)
Net cash used in financing activities	(109,618)	(1,288,545)

NET INCREASE IN CASH AND RESTRICTED CASH	637	134,480

CASH AND RESTRCITED CASH - BEGINNING OF YEAR	250,413	115,933

CASH AND RESTRICTED CASH - END OF YEAR	$251,050	$250,413

SUPPLEMENTAL DISCLOSURES
Cash paid for interest expense	$-	$-
Cash paid for income taxes	$-	$-

SUMMARY OF NON-CASH ACTIVITIES:

Due to parent for acquisition of oil and gas reserves and fixed assets, net of asset retirement obligations	$-	$2,860,000
Note receivable offset against oil and gas reserves in acquisition of Rabb	$-	$304,475

The accompanying notes are an integral part of these consolidated financial statements.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pinnacle Frac Holdings Corp is a corporation established pursuant to the laws of the State of Delaware on April 2, 2018. Pinnacle Frac Holdings Corp was renamed Banner Midstream Corp (“Banner Midstream”) by the Delaware Division of Corporations on December 6, 2018.

On March 27, 2020, Ecoark Holdings, Inc. (“Ecoark Holdings”) and Banner Energy Services Corp., a Nevada corporation (“Banner Parent”), entered into a Stock Purchase and Sale Agreement (the “Banner Purchase Agreement”) to acquire Banner Midstream. Pursuant to the acquisition, Banner Midstream became a wholly owned subsidiary of the Ecoark Holdings received shares of Ecoark Holdings, Inc. (“Ecoark Holdings”) common stock in exchange for all of the issued and outstanding shares of Banner Midstream.

Banner Midstream has two active operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”), and Capstone Equipment Leasing LLC (“Capstone”). The Company assigned the ownership interests of White River Holdings Corp. (“White River”), and Shamrock Upstream Energy LLC (“Shamrock”) to Ecoark Holdings in June 2022. These consolidated financial statements do not include the operations of Pinnacle Frac and Capstone.

White River and Shamrock are engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi.

On June 11, 2020, the Company acquired certain energy assets from SR Acquisition I, LLC for $1,000 as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation. The transaction includes the transfer of 262 total wells in Mississippi and Louisiana, approximately 9,000 acres of active mineral leases, and drilling production materials and equipment. The 262 total wells include 57 active producing wells, 19 active disposal wells, 136 shut-ins with future utility wells, and 50 shut-in pending plugging wells. Included in the assignment are 4 wells in the Tuscaloosa Marine Shale formation. One of the leases acquired in this transaction was sold in November 2020.

On June 18, 2020, the Company acquired certain energy assets from SN TMS, LLC for $500 as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation. The transaction includes the transfer of wells, active mineral leases, and drilling production materials and equipment.

On August 14, 2020, the Company entered into an Asset Purchase Agreement by and among the Company, White River E&P LLC, a Texas Limited Liability Company and a wholly owned subsidiary of the Company Rabb Resources, LTD. and Claude Rabb, the sole owner of Rabb Resources, LTD. Pursuant to the Asset Purchase Agreement, the Company completed the acquisition of certain assets of Rabb Resources, LTD. The acquired assets consisted of certain real property and working interests in oil and gas mineral leases. The Company in June 2020 previously provided for bridge financing to Rabb Resources, LTD under the $225,000 Senior Secured Convertible Promissory Note. As consideration for entering into the Asset Purchase Agreement, the Company agreed to pay Rabb Resources, LTD. A total of $3,500,000 consisting of (i) $1,500,000 in cash, net of $304,475 in outstanding amounts related to the note receivable and accrued interest receivable, and (ii) $2,000,000 payable in common stock of the Company, which based on the closing price of the common stock as of the date of the Asset Purchase Agreement equaled 102,828 shares. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the Rabb Resources, LTD historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

On September 4, 2020, White River SPV 3, LLC, a wholly owned subsidiary of Banner Midstream entered into an Agreement and Assignment of Oil, Gas and Mineral Lease with a privately held limited liability company (the “Assignor”). Under the Lease Assignment, the Assignor assigned a 100% working interest (75% net revenue interest) in a certain oil and gas lease covering in excess of 1,600 acres (the “Lease”), and White River paid $1,500,000 in cash to the Assignor. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

On October 9, 2020, the Company and White River SPV, entered into a Participation Agreement (the “Participation Agreement”) by and among the Company, White River SPV, BlackBrush Oil & Gas, L.P. (“BlackBrush”) and GeoTerre, LLC, an unrelated privately held limited liability company (the “Assignor”), to conduct drilling of wells in the Austin Chalk formation.

Pursuant to the Participation Agreement, the Company and White River SPV pre-funded a majority of the cost, approximately $5,746,941, associated with the drilling and completion of an initial deep horizontal well in the Austin Chalk formation of which $3,387,000 was expensed as drilling costs. The Participation Agreement required the drilling costs that were paid into a designated escrow account at the commencement of the drilling in January 2021, which it was. BlackBrush agreed to assign to the other parties to the Participation Agreement, subject to certain exceptions and limitations specified therein, specified portions of its leasehold working interest in certain Austin Chalk formation units.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

The Participation Agreement provides for an initial allocation of the working interests and net revenue interests among the assignor, BlackBrush and the Company and then a re-allocation upon payout or payment of drilling and completion costs for each well drilled. Prior to payout, the Company will own 90% of the working interest and 67.5% of the net revenue interest in each well. Following payout, the Company will own 70% of working interest and 52.5% net revenue interest in each well.

The Parties to the Participation Agreement, except for the Company, had previously entered into a Joint Operating Agreement, dated September 4, 2020 (the “Operating Agreement”) establishing an area of mutual interest, including the Austin Chalk formation, and governing the parties’ rights and obligations with respect to drilling, completion and operation of wells therein. The Participation Agreement and the Operating Agreement require, among other things, that White River SPV and the Company drill and complete at least one horizontal Austin Chalk well with a certain minimum lateral each calendar year and/or maintain leasehold by paying its proportionate share of any rental payments.

On September 30, 2020, the Company entered into three Asset Purchase Agreements (the “Asset Purchase Agreements”) with privately held limited liability companies to acquire working interests in the Harry O’Neal oil and gas mineral lease (the “O’Neal OGML”), the related well bore, crude oil inventory and equipment. Immediately prior to the acquisition, White River Energy owned an approximately 61% working interest in the O’Neal OGML oil well and a 100% working interest in any future wells.

The purchase prices of these leases were $125,474, $312,264 and $312,262, respectively, totaling $750,000. The consideration paid to the Sellers was in the form of 68,000 shares of Ecoark Holdings common stock. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

In February and March 2021, the Company acquired additional leases for $916,242 under the Blackbrush/Deshotel lease related to the Participation Agreement.

On August 16, 2021 the Company and Shamrock Upstream Energy, LLC, a wholly-owned subsidiary of the Company entered into an agreement with a privately-held limited liability company to acquire working interests in the Luling Prospect for $250,000. No other assets were acquired in this transaction, nor was there any recognized ARO for this working interest. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

On September 1, 2021 the Company entered into an agreement with several individuals to acquire working interests in the various leases in Concordia, LA for $53,500. No other assets were acquired in this transaction, nor was there any recognized ARO for this working interest. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all of which have a year end of March 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for uncollectible accounts receivable, impaired value of equipment and intangible assets, including goodwill, liabilities to accrue, cost incurred in the satisfaction of performance obligations, permanent and temporary differences related to income taxes, cost allocations from Ecoark Holdings to present these consolidated financial statements on a standalone basis and determination of the fair value of stock awards.

Actual results could differ from those estimates.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

The estimates of proved, probable and possible oil and gas reserves are used as significant inputs in determining the depletion of oil and gas properties and the impairment of proved and unproved oil and gas properties. There are numerous uncertainties inherent in the estimation of quantities of proven, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Oil and Gas Properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs are capitalized. General and administrative costs related to production and general overhead are expensed as incurred.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit of production method using estimates of proved reserves. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in operations. Unproved properties and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the loss from operations before income taxes and the adjusted carrying amount of the unproved properties is amortized on the unit-of-production method.

There was $4,793,847 and $739,037 in depletion expense for the Company’s oil and gas properties for the years ended March 31, 2022 and 2021, respectively.

Limitation on Capitalized Costs

Under the full-cost method of accounting, we are required, at the end of each reporting period, to perform a test to determine the limit on the book value of our oil and gas properties (the “Ceiling” test). If the capitalized costs of our oil and natural gas properties, net of accumulated amortization and related deferred income taxes, exceed the Ceiling, the excess or impairment is charged to expense. The expense may not be reversed in future periods, even though higher oil and gas prices may subsequently increase the Ceiling. The Ceiling is defined as the sum of: (a) the present value, discounted at 10% and assuming continuation of existing economic conditions, of (1) estimated future gross revenues from proved reserves, which is computed using oil and gas prices determined as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month hedging arrangements pursuant to Staff Accounting Bulletin (“SAB”) 103, less (2) estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves; plus, (b) the cost of properties being amortized; plus, (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; net of (d) the related tax effects related to the difference between the book and tax basis of our oil and natural gas properties. A ceiling test was performed as of March 31, 2022 and the Company incurred an impairment charge of $772,000 related to the book to tax differences on the depletion of the reserves.

Oil and Gas Reserves

Reserve engineering is a subjective process that is dependent upon the quality of available data and interpretation thereof, including evaluations and extrapolations of well flow rates and reservoir pressure. Estimates by different engineers often vary sometimes significantly. In addition, physical factors such as results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as changes in product prices, may justify revision of such estimates. Because proved reserves are required to be estimated using recent prices of the evaluation, estimated reserve quantities can be significantly impacted by changes in product prices.

Joint Interest Activities

Certain of our exploration, development and production activities are conducted jointly with other entities and, accordingly, the consolidated financial statements reflect only our proportionate interest in such activities.

Inventories

Crude oil, products and merchandise inventories are carried at the lower of cost (last-in-first-out (LIFO)) or net realizable value. Inventory costs include expenditures and other charges directly and indirectly incurred in bringing the inventory to its existing condition and location.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Accounting for Asset Retirement Obligation

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount the Company will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. The Company determined its ARO by calculating the present value of the estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties or to exploration costs in cost of revenue.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. The relative selling price for each performance obligation is estimated using observable objective evidence if it is available. If observable objective evidence is not available, the Company uses its best estimate of the selling price for the promised service. In instances where the Company does not sell a service separately, establishing standalone selling price requires significant judgment. The Company estimates the standalone selling price by considering available information, prioritizing observable inputs such as historical sales, internally approved pricing guidelines and objectives, and the underlying cost of delivering the performance obligation. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Management judgment is required when determining the following: when variable consideration is no longer probable of significant reversal (and hence can be included in revenue); whether certain revenue should be presented gross or net of certain related costs; when a promised service transfers to the customer; and the applicable method of measuring progress for services transferred to the customer over time.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

The Company recognizes revenue upon satisfaction of its performance obligation at either a point in time or over time in accordance with ASC 606-10-25.

The Company accounts for incremental costs of obtaining a contract with a customer and contract fulfillment costs in accordance with ASC 340-40, Other Assets and Deferred Costs. These costs should be capitalized and amortized as the performance obligation is satisfied, if certain criteria are met. The Company elected the practical expedient, to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would otherwise have been recognized is one year or less, and expenses certain costs to obtain contracts when applicable. The Company recognizes an asset from the costs to fulfill a contract only if the costs relate directly to a contract, the costs generate or enhance resources that will be used in satisfying a performance obligation in the future and the costs are expected to be recovered. The Company recognizes the cost of sales of a contract as expense when incurred or when a performance obligation is satisfied. The incremental costs of obtaining a contract are capitalized unless the costs would have been incurred regardless of whether the contract was obtained, are not considered recoverable, or the practical expedient applies.

Revenue under master service agreements is recorded upon the performance obligation being satisfied. Typically, the satisfaction of the performance obligation occurs upon the frac sand load being delivered to the customer site and this load being successfully invoiced and accepted by the Company’s factoring agent.

Accounts Receivable and Concentration of Credit Risk

The Company considers accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms.

White River has recognized an allowance for doubtful accounts of $208,713 as of March 31, 2022 and 2021, respectively.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Cryptocurrencies will consist of cryptocurrency assets and will be presented in current assets. Fair value will be determined by taking the price of the coins from the trading platforms which Agora will most frequently use.

Impairment of Long-lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings (loss) per share (“EPS”) include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants.

Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented, so only the basic weighted average number of common shares are used in the computations.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Cost Allocations

The accompanying consolidated financial statements and footnotes of the Company have been prepared in connection with the expected separation and have been derived from the consolidated financial statements and accounting records of Ecoark Holdings, Inc. operated on a standalone basis during the periods presented and were prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements reflect allocations of certain Ecoark Holdings corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other income and expenses for interest expense on debt that portions were used for White River, changes in derivative liabilities on the books of Ecoark Holdings for warrants granted in offerings of which proceeds went towards the operations of White River, and conversions of debt. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

Management believes the assumptions underlying our financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent are reasonable. Nevertheless, our financial statements may not include all of the actual expenses and income that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented.

Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not included in our historical results of operations, financial position and cash flows.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Liquidity

For the years ended March 31, 2022 and 2021, the Company had a net loss of $(6,922,753) and ($9,756,222), respectively, has a working capital deficit of $24,859,441 and $23,659,255 as of March 31, 2022 and 2021, and has an accumulated deficit as of March 31, 2022 of $(16,678,975). As of March 31, 2022, the Company has $250,413 in cash and cash equivalents.

The Company has relied on Ecoark Holdings to provide the necessary capital to sustain their operations. The Company has included cost allocations as noted herein to reflect the operations as if they were a standalone entity.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period. The financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

The Company plans include the raising of capital through a potential offering once they are an SEC reporting company.

Impact of COVID-19

The COVID-19 pandemic has had a profound effect on the U.S. and global economy and may continue to affect the economy and the industries in which we operate, depending on the vaccine and booster rollouts and the emergence of virus mutations including Omicron.

COVID-19 did not have a material effect on the Statements of Operations or the Balance Sheets for the years ended March 31, 2022 and 2021.

COVID-19 has contributed to the supply chain disruptions which have not yet had a material effect for the Company. The Company will continue to monitor the supply chain shortages affecting the world.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Because the federal government and some state and local authorities are reacting to the current Omicron variant of COVID-19, it is creating uncertainty on whether these actions could disrupt the operation of the Company’s business and have an adverse effect on the Company. The extent to which the COVID-19 outbreak may impact the Company’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

NOTE 2: REVENUE

The Company recognizes revenue when it transfers promised services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

The following table disaggregates the Company’s revenue by major source for the years ended March 31:

	2022	2021
Revenue:
Oil and Gas Production	$5,038,855	$2,362,577
Other income	7,704	10,905
	$5,046,559	$2,373,482

There were no significant contract asset or contract liability balances for all periods presented. The Company elected the practical expedients in paragraphs 606-10-50-14 and 50-14A and does not disclose the amount of transaction price allocated to remaining performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed, or variable consideration related to future service periods.

Collections of the amounts billed are typically paid by the customers within 30 to 60 days.

NOTE 3: INVENTORIES

The Company’s inventory as of March 31, 2022 and 2021 of $107,026 and $122,007, respectively, consisted of crude oil of approximately 4,935 and 6,198 barrels of unsold crude oil, respectively, using the lower of cost (LIFO) or net realizable value.

NOTE 4: NOTE RECEIVABLE

The Company entered into a $225,000 senior secured convertible promissory note on June 18, 2020 with Rabb Resources, LTD. The Company had an existing note in the amount of $25,000 that had not been secured, and rolled an additional $200,000 into Rabb Resources, LTD, whereby the entire amount became secured. The note was non-interest bearing if paid or converted within forty-five days of the issuance date of June 18, 2020 (August 2, 2020, which is the maturity date). If not paid or converted, the note bore interest at 11% per annum, paid in cash on a quarterly basis.

This note was convertible into shares of Rabb Resources, LTD. based on a valuation of Rabb Resources, LTD. into shares of that company at a value of the $225,000. The Company advanced an additional $50,000 on July 8, 2020 and $25,000 on August 7, 2020 to bring the total note receivable to $300,000. This amount plus the accrued interest receivable of $4,475 was due as of August 14, 2020.

On August 14, 2020, the Company entered into an Asset Purchase Agreement with Rabb Resources, LTD. which included the acquisition of real property. The purchase price for this acquisition was $3,500,000, of which $1,196,000 was paid in cash (after applying the outstanding principal of the note receivable and accrued interest receivable against the $1,500,000 agreed upon cash consideration) and the balance was paid in common stock of the Company. The Company accounted for this acquisition as an asset purchase (see Note 18). There were no amounts outstanding as of March 31, 2022 and 2021, respectively.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

NOTE 5: PROPERTY AND EQUIPMENT AND GOODWILL

Property and equipment consisted of the following as of March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021

Land	$140,000	$140,000
Buildings	236,000	236,000
Machinery and equipment	278,116	261,116
Total property and equipment	654,116	637,116
Accumulated depreciation and impairment	(57,652)	(24,214)
Property and equipment, net	$596,464	$612,902

As of March 31, 2022 and 2021, the Company performed an evaluation of the recoverability of these long-lived assets. The analysis resulted in no impairment as of related to these assets.

The Company in April 2021 traded in a truck with a value of $5,447 for a new truck with a value of $2,532 and received cash of $2,500 in the exchange. Depreciation expense for the years ended March 31, 2022 and 2021 was $33,438 and $24,214, respectively.

Ecoark Holdings recorded a total of $2,100,374 of goodwill in connection with the purchase of White River. The Company assessed the criteria for impairment, and there were no indicators of impairment present as of March 31, 2022, and therefore no impairment is necessary.

NOTE 6: ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	March 31, 2022	March 31, 2021

Insurance	$103,162	$70,458
Amounts due override owners	16,438	392,594
Total	$119,600	$463,052

NOTE 7: CAPITALIZED DRILLING COSTS AND OIL AND GAS PROPERTIES

Capitalized Drilling Costs

In January 2021, the Company commenced a drilling program on their Deshotel 24H well included in their proved reserves. The Company incurred $6,083,542 in costs related to this program of which $3,387,000 was expensed directly as drilling costs. The Company, pursuant to ASC 932 will amortize the remaining $2,696,542 of these costs, under the full-cost method based on the units of production method. Depletion expense for the years ended March 31, 2022 and 2021 for the capitalized drilling costs was $1,961,478 and $130,490, respectively. As of March 31, 2022, the capitalized drilling costs were $604,574.

Oil and Gas Properties

The Company’s holdings in oil and gas mineral lease (“OGML”) properties as of March 31, 2022 and 2021 are as follows:

	March 31, 2022	March 31, 2021

Total OGML Properties Acquired	$6,626,793	$12,352,479

The Company’s properties consist of the following:

Cherry et al OGML including shallow drilling rights was acquired by Shamrock from Hartoil Company on July 1, 2018.

O’Neal Family OGML and Weyerhaeuser OGML including shallow drilling rights were acquired by White River on July 1, 2019 from Livland, LLC and Hi-Tech Onshore Exploration, LLC respectively in exchange for a $125,000 drilling credit to be applied by Livland, LLC on subsequent drilling operations.

Taliaferro Family OGML including shallow drilling rights was acquired by White River on June 10, 2019 from Lagniappe Operating, LLC.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Kingrey Family OGML including both shallow and deep drilling rights was entered into by White River and the Kingrey Family on April 3, 2019.

Peabody Family OGML including both shallow and deep drilling rights was acquired by White River on June 18, 2019 from SR Acquisition I, LLC, a subsidiary of Sanchez Energy Corporation, for a 1% royalty retained interest in conjunction with White River executing a lease saving operation in June 2019.

As discussed in Note 12, the Company acquired certain leases on June 11, 2020 and June 18, 2020 in Mississippi and Louisiana valued at $2,000. These assets were paid entirely in cash. In addition, the Company impaired $82,500 of property as it let certain leases lapse.

As discussed in Note 12, on August 14, 2020, the Company entered into an Asset Purchase Agreement with Rabb Resources, LTD which included the acquisition of real property. The purchase price for this acquisition was $3,500,000. Of this amount, $3,224,000, is reflected as Oil and Gas Properties.

As discussed in Note 12, on September 4, 2020, the Company entered into a Lease Assignment agreement. The purchase price for this acquisition was $1,500,000. Of this amount, $1,500,000, is reflected as Oil and Gas Properties.

As discussed in Note 12, on September 30, 2020, the Company entered into three Asset Purchase Agreements. The purchase prices for these acquisitions were $750,000. Of this amount, $760,000, is reflected as Oil and Gas Properties.

As discussed in Note 12, on October 1, 2020, the Company entered into three Asset Purchase Agreements. The purchase price for these acquisitions were $22,400. Of this amount, $22,400, is reflected as Oil and Gas Properties.

As discussed in Note 12, on October 9, 2020, the Company entered into three Asset Purchase Agreements. The purchase price for these acquisitions were $615,000. Of this amount, $615,000, is reflected as Oil and Gas Properties.

In February and March 2021, the Company acquired additional leases for $916,242 under the Blackbrush/Deshotel lease related to the Participation Agreement.

On May 13, 2021, the Company’s subsidiaries White River Energy LLC and White River Operating LLC entered into a Letter Agreement for a .60 of 8/8th Earned Working Interest with TSEA Partners LLC (“TSEA”) for their Harry O’Neal 20-10 lease in Holmes County, MS (“Letter Agreement”). Under the terms of the Letter Agreement, TSEA paid $600,000 to the Company to transfer the working interest to TSEA and TSEA received a $300,000 drilling or workover credit to use towards any authority for expenditure at Horseshoe Field. There were no amounts valued as oil and gas properties for this particular property, and as a result, the entire $600,000 is reflected as a gain on sale of property as well as the removal of the asset retirement obligation of $175 which brought the total gain to $600,175.

Effective on July 1, 2021, the Company’s subsidiary White River SPV 2, LLC closed on the sale of the Weyerhauser OGML Lease. The Company did not record a value for the property as it was acquired in a group of properties on June 11, 2020 as the entire group of properties were purchased for $1,500. As a result, the entire sales price of $112,094, which includes the sale of the existing inventory and related expenses of $12,094 on this well and removal of the accumulated depletion, asset retirement obligation of $21,191 brought the total gain to $121,190.

The Company had an analysis completed by an independent petroleum consulting company in March 2021 to complete the acquisition analysis within the required one-year period. There were no adjustments required from the original asset allocation on March 27, 2020.

The Company impaired $1,235,285 for the year ended March 31, 2022 in undeveloped reserves.

The following table summarizes the Company’s oil and gas activities by classification for the years ended March 31, 2022 and 2021.

Activity Category	March 31, 2021	Adjustments (1)	March 31, 2022
Proved Developed Producing Oil and Gas Properties
Cost	$7,223,379	$(2,307,411)	$4,915,968
Accumulated depreciation, depletion and amortization	(739,037)	(2,486,490)	(3,225,527)
Changes in estimates	-	-	-
Total	$6,484,342	$(4,793,901)	$1,690,441

Undeveloped and Non-Producing Oil and Gas Properties
Cost	$5,868,137	$(931,785)	$4,936,352
Changes in estimates	(-)	(-)	(-)
Total	$5,868,137	$(931,785)	$4,936,352

Grand Total	$12,352,479	$(5,725,686)	$6,626,793

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Activity Category	March 31, 2020	Adjustments (1)	March 31, 2021
Proved Developed Producing Oil and Gas Properties
Cost	$166,849	$737,478	$904,327
Accumulated depreciation, depletion and amortization	-	(739,037)	(739,037)
Changes in estimates	-	6,319,052	6,319,052
Total	$166,849	$6,317,493	$6,484,342

Undeveloped and Non-Producing Oil and Gas Properties
Cost	$5,968,151	$6,219,038	$12,187,189
Changes in estimates	-	(6,319,052)	(6,319,052)
Total	$5,968,151	$(100,014)	$5,868,137

Grand Total	$6,135,000	$6,217,479	$12,352,479

(1)	Relates to acquisitions and dispositions of reserves.

NOTE 8: DUE TO RELATED PARTIES

The Company receives its support from Ecoark Holdings and other subsidiaries of Ecoark Holdings.

As of March 31, 2022 and 2021, the intercompany advances balance with Ecoark Holdings was $25,068,890 and $21,582,193, respectively. There is no interest charged on this amount and the amount is due on demand and reflected as a current liability. The balance is comprised of expenses paid on behalf of the Company by Ecoark Holdings.

Prior to July 1, 2021, the financial statements reflect allocations of certain Ecoark Holdings corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other income and expenses for interest expense on debt that portions were used for White River, changes in derivative liabilities on the books of Ecoark Holdings for warrants granted in offerings of which proceeds went towards the operations of White River, and conversions of debt. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

During the year ended March 31, 2021, the Company converted and paid $2,362,760 in amounts due to prior owners. The Company recognized a loss on conversion of $1,247,971 in the year ended March 31, 2021.

NOTE 9: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has 100,000,000 shares of common stock authorized at $0.000001 par value per share, and there were 60,000,000 common shares issued and outstanding at March 31, 2022 and 2021, respectively, all owned by Ecoark Holdings. There is 1,000 shares of preferred stock authorized at $0.000001 par value, and no shares have been issued.

There were no equity transactions for the years ended March 31, 2022 and 2021.

NOTE 10: COMMITMENTS AND CONTINGENCIES

On October 9, 2020, the Company and White River SPV, entered into a Participation Agreement (the “Participation Agreement”) by and among the Company, White River SPV, BlackBrush Oil & Gas, L.P. (“BlackBrush”) and GeoTerre, LLC, an unrelated privately-held limited liability company (the “Assignor”), to conduct drilling of wells in the Austin Chalk formation.

Pursuant to the Participation Agreement, the Company and White River SPV funded 100% of the cost, $5,746,941, associated with the drilling and completion of an initial deep horizontal well in the Austin Chalk formation. The Participation Agreement required the drilling costs that were paid into a designated escrow account at the commencement of the drilling in January 2021, which it was. BlackBrush agreed to assign to the other parties to the Participation Agreement, subject to certain exceptions and limitations specified therein, specified portions of its leasehold working interest in certain Austin Chalk formation units. The Participation Agreement provides for an initial allocation of the working interests and net revenue interests among the assignor, BlackBrush and the Company and then a re-allocation upon payout or payment of drilling and completion costs for each well drilled. Prior to payout, the Company will own 90% of the working interest and 67.5% of the net revenue interest in each well. Following payout, the Company will own 70% of working interest and 52.5% net revenue interest in each well.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

The Parties to the Participation Agreement, except for the Company, had previously entered into a Joint Operating Agreement, dated September 4, 2020 (the “Operating Agreement”) establishing an area of mutual interest, including the Austin Chalk formation, and governing the parties’ rights and obligations with respect to drilling, completion and operation of wells therein. The Participation Agreement and the Operating Agreement require, among other things, that White River SPV and the Company drill and complete at least one horizontal Austin Chalk well with a certain minimum lateral each calendar year and/or maintain leasehold by paying its proportionate share of any rental payments.

NOTE 11: CONCENTRATIONS

Customer Concentration. Three and three customers accounted for more than 10% of the accounts receivable balance at March 31, 2022 and 2021 for a total of 66% and 87% of accounts receivable, respectively. In addition, three and three customers represent approximately 95% and 91% of total revenues for the Company for the years ended March 31, 2022 and 2021, respectively.

Supplier Concentration. Certain of the raw materials, components and equipment used by the Company in the manufacture of its products are available from single-sourced vendors. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components or equipment at acceptable prices, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations. In addition, the Company may make prepayments to certain suppliers or enter into minimum volume commitment agreements. Should these suppliers be unable to deliver on their obligations or experience financial difficulty, the Company may not be able to recover these prepayments.

The Company occasionally maintains cash balances in excess of the FDIC insured limit. The Company does not consider this risk to be material.

Commodity price risk

We are exposed to fluctuations in commodity prices for oil and natural gas. Commodity prices are affected by many factors, including but not limited to, supply and demand.

NOTE 12: ACQUISITIONS

The following represent acquisitions for the years ended March 31, 2022 and 2021.

Energy Assets

On June 11, 2020, the Company acquired certain energy assets from SR Acquisition I, LLC for $1,500 as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation. The transaction includes the transfer of 262 total wells in Mississippi and Louisiana, approximately 9,000 acres of active mineral leases, and drilling production materials and equipment. The 262 total wells include 57 active producing wells, 19 active disposal wells, 136 shut-ins with future utility wells, and 50 shut-in pending plugging wells. Included in the assignment are 4 wells in the Tuscaloosa Marine Shale formation.

On June 18, 2020, the Company acquired certain energy assets from SN TMS, LLC for $500 as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation. The transaction includes the transfer of wells, active mineral leases, and drilling production materials and equipment.

The Company accounted for these acquisitions as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the Rabb Resources, LTD. historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Rabb Resources

On August 14, 2020, the Company entered into an Asset Purchase Agreement by and among the Company, White River E&P LLC, a Texas Limited Liability Company and a wholly-owned subsidiary of the Company Rabb Resources, LTD. and Claude Rabb, the sole owner of Rabb Resources, LTD. Pursuant to the Asset Purchase Agreement, the Company completed the acquisition of certain assets of Rabb Resources, LTD. The acquired assets consisted of certain real property and working interests in oil and gas mineral leases. The Company in June 2020 previously provided for bridge financing to Rabb Resources, LTD under the $225,000 Senior Secured Convertible Promissory Note. As consideration for entering into the Asset Purchase Agreement, the Company agreed to pay Rabb Resources, LTD. A total of $3,500,000 consisting of (i) $1,500,000 in cash, net of $304,475 in outstanding amounts related to the note receivable and accrued interest receivable, and (ii) $2,000,000 payable in common stock of the Company, which based on the closing price of the common stock as of the date of the Asset Purchase Agreement equaled 102,828 shares. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the Rabb Resources, LTD. historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

Building	$236,000
Land	140,000
Oil and Gas Properties	3,224,000
Asset retirement obligation	(100,000)
$3,500,000

Unrelated Third Party

On September 4, 2020, the Company entered into an Agreement and Assignment of Oil, Gas and Mineral Lease with GeoTerre Operating, LLC, a privately held limited liability company (the “Assignor”). Under the Lease Assignment, the Assignor assigned a 100% working interest (75% net revenue interest) in a certain oil and gas lease covering in excess of 1,600 acres (the “Lease”), and the Company paid $1,500,000 in cash to the Assignor. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

O’Neal Family

On September 30, 2020, the Company entered into three asset purchase agreements (the “Asset Purchase Agreements”) with privately-held limited liability companies to acquire working interests in the Harry O’Neal oil and gas mineral lease (the “O’Neal OGML”), the related well bore, crude oil inventory and equipment. Immediately prior to the acquisition, the Company owned approximately 61% working interest in the O’Neal OGML oil well and a 100% working interest in any future wells.

The purchase prices of these leases were $125,475, $312,261 and $312,264, respectively, totaling $750,000. The consideration paid to the Sellers was in the form of 68,182 shares of common stock. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

Oil and Gas Properties	$760,000
Asset retirement obligation	(10,000)
$750,000

Luling Prospect

On August 16, 2021 the Company entered into an agreement with a privately-held limited liability company to acquire working interests in the Luling Prospect for $250,000. No other assets were acquired in this, nor was there any recognized ARO for this working interest. The manager of the privately held limited liability company is related through marriage to the Chairman and CEO of the Company, however the acquisition was determined to be at arms’ length. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

Oil and gas properties	$250,000
$250,000

Concordia Leases

On September 1, 2021 the Company entered into an agreement with several individuals to acquire working interests in the various leases in Concordia, LA for $53,500. No other assets were acquired in this, nor was there any recognized ARO for this working interest. The Company accounted for this acquisition as an asset acquisition under ASC 805 and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, as a result of the amendment, the presentation of the historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, were not required to be presented.

Working interest in oil and gas wells	$53,500
$53,500

NOTE 13: ASSET RETIREMENT OBLIGATIONS

In conjunction with the approval permitting the Company to resume drilling in the existing fields, the Company has recorded an asset retirement obligation (“ARO”) based upon the plan submitted in connection with the permit. The ARO results from the Company’s responsibility to abandon and reclaim their net share of all working interest properties and facilities.

The following table summarizes activity in the Company’s ARO for the years ended March 31, 2022 and March 31, 2021:

	March 31, 2022	March 31, 2021

Balance, beginning of period	$1,531,589	$294,800
Accretion expense	155,612	64,401
Reclamation obligations settled	-	-
Disposition due to sale of property	(383,450)	-
Additions	-	110,000
Changes in estimates	-	1,062,388
Balance, end of period	$1,303,751	$1,531,589

Total ARO at March 31, 2022 and 2021 shown in the table above consists of amounts for future plugging and abandonment liabilities on our wellbores and facilities based on third-party estimates of such costs, adjusted for inflation for the periods ended March 31, 2022 and 2021, respectively. These values are discounted to present value at 10% per annum for the periods ended March 31, 2022 and 2021. The Company disposed of a portion of their properties and wrote off the balance of ARO associated with that disposal of $383,450 in sales of some of the Company’s properties.

NOTE 14: RELATED PARTY TRANSACTIONS

On March 27, 2020, the Ecoark Holdings issued 1,789,041 shares of its common stock to the Company and assumed approximately $11,774,455 in debt and lease liabilities of the Company. The transaction was approved by all of the disinterested members of the Board of Ecoark Holdings. The Chairman and CEO of the Company is the Chief Financial Officer and Treasurer of Ecoark Holdings.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

NOTE 15: LEASES

The Company has adopted ASU No. 2016-02, Leases (Topic 842), as of April 1, 2019 and will account for their leases in terms of the right of use assets and offsetting lease liability obligations under this pronouncement. The Company recorded these leases at present value, in accordance with the standard, using discount rates ranging between 2.5% and 11.36%. The right of use asset is composed of the sum of all lease payments, at present value, and is amortized straight line over the life of the expected lease term. For the expected term of the lease the Company used the initial terms ranging between 42 and 60 months. Upon the election by the Company to extend the lease for additional years, that election will be treated as a lease modification and the lease will be reviewed for re-measurement.

The Company has chosen to implement this standard using the modified retrospective model approach with a cumulative-effect adjustment, which does not require the Company to adjust the comparative periods presented when transitioning to the new guidance. The Company has also elected to utilize the transition related practical expedients permitted by the new standard. The modified retrospective approach provides a method for recording existing leases at adoption and in comparative periods that approximates the results of a modified retrospective approach. Adoption of the new standard did not result in an adjustment to retained earnings for the Company.

As of March 31, 2022, the value of the unamortized lease right of use asset is $243,494, of which is from an operating lease (through maturity at November 30, 2023). As of March 31, 2022, the Company’s lease liability was $265,498, of which is from an operating lease.

Maturity of lease liability for the operating lease for the period ended March 31,
2023	$155,263
2024	$108,116
2024	$2,119
Total lease liability	$265,498

Disclosed as:
Current portion	$155,263
Non-current portion	$110,235

Amortization of the right of use asset for the period ended March 31,
2023	$142,907
2024	$98,468
2025	$2,119
Total	$243,494

Total Lease Cost

Individual components of the total lease cost incurred by the Company is as follows:

	Year ended March 31, 2022	Year ended March 31, 2021

Operating lease expense	$135,850	$79,246

NOTE 16: INCOME TAXES

The Company has been included as a subsidiary of Ecoark Holding’s consolidated income tax return filed with the Internal Revenue Service and State tax authorities. The effective tax rate for the years ended March 31, 2022 and 2021 varied from the expected statutory tax rate due to the Company continuing to provide a 100% valuation allowance on net deferred tax assets. The Company determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as March 31, 2022, primarily because of the Company’s history of operating losses. The Company has incurred operating losses in recent years, and it continues to be in a three-year cumulative loss position at March 31, 2022. Accordingly, the Company determined that there was not sufficient positive evidence regarding its potential for future profits to outweigh the negative evidence of the three-year cumulative loss position under the guidance provided in ASC 740. Therefore, it determined to continue to provide a 100% valuation allowance on its net deferred tax assets. To the extent the Company determines that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Based on Ecoark Holding’s consolidated income tax return, the Company has approximately $128 million in Federal and $87 million in State net operating loss carryforwards to offset future taxable income as of March 31, 2022.

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

NOTE 17: SUBSEQUENT EVENTS

Subsequent to March 31, 2022, the Company had the following transactions:

Fortium Holdings Corp. (“Fortium”) executed a Share Exchange Agreement (the “Exchange Agreement”) on July 25, 2022 and pursuant to the Exchange Agreement that day acquired 100% of the outstanding shares of capital stock of White River from Ecoark Holdings, Inc.(“Ecoark”), White River’s sole shareholder. In exchange Fortium issued Ecoark 1,200 shares of the newly designated non-voting Series A Convertible Preferred Stock (the “Series A”). The Series A will become convertible into approximately 42,253,521 shares of Fortium’s common stock upon such time as (A) Fortium has filed a Form S-1 or Form 10, or other applicable form, with the Securities and Exchange Commission (the “SEC”) and such Form S-1 or other registration statement has been declared effective, or such Form 10 or other applicable form is no longer subject to comments from the Staff of the SEC, and (B) Ecoark elects to distribute shares of the Fortium’s common stock to Ecoark’s shareholders. The Series A has a stated value of $30 million and has a liquidation preference over the common stock and any subsequent series of junior preferred stock equal to the stated value, plus any accrued but unpaid dividends.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. All of the Company’s activities are in the United States.

The Company has performed due diligence in addition to the determination of estimated proved producing reserves on over 20,000 acres of oil and gas mineral rights, both shallow and deep levels and identified an estimated recoverable cumulative production of 4,994,502 barrels of oil at the SEC price deck of $75.24/Bbl based on analogous and comparative proved produced production in nearby areas. This due diligence is not included in any of the amounts provided as of and for the fiscal years ended March 31, 2022 and 2021.

Results of Operations

Results of Operations	March 31, 2022	March 31, 2021

Sales	$5,038,855	$2,362,577
Lease operating costs	(6,263,875)	(9,476,002)
Depletion, accretion and impairment	(4,949,830)	(933,437)
	$(4,340,307)	$(8,046,862)

Reserve Quantity Information

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

Estimated Quantities of Proved Reserves (Mbbl)

Estimated Quantities of Proved Reserves	March 31, 2022	March 31, 2021

Proved Developed, Producing	169,688	462,914
Proved Developed, Non-Producing	-	-
Total Proved Developed	169,688	462,914
Proved Undeveloped	-	-
Total Proved	169,688	462,914

WHITE RIVER HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

Petroleum and Natural Gas Reserves

Reserves are estimated remaining quantities of oil and natural gas and related substances, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known resources, and under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with provisions of ASC 932, “Extractive Activities – Oil and Gas.” Future cash inflows as March 31, 2022 and 2021 were computed by applying the unweighted, arithmetic average of the closing price on the first day of each month for the twelve month period prior to March 31, 2022 and 2021 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carry forwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of ten percent annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended March 31, 2022 and 2021 are as follows:

Standardized Measure of Discounted Future Net Cash Flow	March 31, 2022	March 31, 2021

Future gross revenue	$12,801,590	$17,838,848
Less: Future production tax expense	(594,245)	(1,181,379)
Future gross revenue after production taxes	12,207,345	16,657,469
Less: Future operating costs	(4,377,768)	(5,057,721)
Less: Ad Valorem Taxes	(147,049)	(159,814)
Less: Development costs	(373,074)	(870,357)
Future net income (loss) before taxes	7,309,454	10,569,577
10% annual discount for estimated timing of cash flows	(2,460,231)	(3,346,198)
Standardized measure of discounted future net cash flows (PV10)	$4,849,223	$7,223,379

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of future net cash flows relating to proved oil and natural gas reserves for the years ended March 31, 2022 and 2021 are as follows:

Change in Standardized Measure of Discounted Future Net Cash Flow	March 31, 2022	March 31, 2021

Balance - beginning	$7,223,379	$(88,308)
Net changes in prices and production costs	563,842	(3,959,920)
Net changes in future development costs	144,227	(391,731)
Sales of oil and gas produced, net	2,027,237	(1,479,927)
Extensions, discoveries and improved recovery	-	-
Purchases of reserves	2,113,917	13,054,957
Sales of reserves	-	-
Revisions of previous quantity estimates	(7,223,379)	88,308
Previously estimated development costs incurred	-	-
Net change income taxes	-	-
Accretion of discount	-	-
Balance - ending	$4,849,223	$7,223,379

In accordance with SEC requirements, the pricing used in the Company’s standardized measure of future net revenues in based on the twelve-month unweighted arithmetic average of the first day of the month price for the period April through March for each period presented and adjusted by lease for transportation fees and regional price differentials. The use of SEC pricing rules may not be indicative of actual prices realized by the Company in the future.